Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
April 23, 2019

Farmers and Merchants Bancshares, Inc.	Contact: Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H	President
Hampstead, Maryland 21074	410-374-1510, ext. 104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS 2019 FIRST QUARTER EARNINGS OF $0.65 PER SHARE

HAMPSTEAD, MARYLAND (April 23, 2019) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the three months ended March 31, 2019 was $1,096,287, or $0.65 per share, compared to $1,122,118, or $0.67 per share, for the same period in 2018, a decrease of $25,831 or 2%.

Net interest income for the three months ended March 31, 2019 was $4,168 higher than the same period last year due to a $13 million increase in average interest-earning assets, offset by a decline in the taxable equivalent net yield on interest earning assets to 3.73%, from 3.87% for the first quarter of 2018. The provision for loan losses decreased by $37,000 to $13,000 for the three months ended March 31, 2019 when compared to $50,000 recorded for the same period last year. Noninterest income increased by $52,116, primarily as a result of the gain on the sale of SBA loans. Noninterest expense increased by $125,996 in the first quarter of 2019 when compared to the same period last year due to usual salary increases and related employee benefit costs, higher occupancy costs, and higher other costs which are primarily professional fees. Income taxes were $6,881 lower for the quarter ended March 31, 2019 when compared to the same quarter in 2018.

The Company’s return on average equity during the first quarter of 2019 was 9.49%, compared to 10.58% during the first quarter of 2018. The Company’s return on average assets was 1.05% in 2019, compared to 1.11% during the same period last year.

Total assets at March 31, 2019 were $428 million, an increase of $11 million from the $417 million recorded at December 31, 2018. The loan portfolio decreased by $6 million to $335 million at March 31, 2019 from $341 million at December 31, 2018. Deposits increased by $10 million to $365 million at March 31, 2019 from $355 million at the end of 2018. The book value of the common stock of the Company was $27.75 per share at March 31, 2019, compared to $26.97 per share at the end of 2018.

James R. Bosley, Jr., President and CEO, commented “We are pleased to start 2019 with strong earnings despite continuing pressure on our interest margin. During 2019, please join us as will celebrate the Bank’s 100th year. We’d like to thank our founders, directors, employees and especially our customers and the communities we serve for helping us reach this milestone.”

About the Company

Farmers and Merchants Bancshares, Inc. is a financial holding company and the parent of Farmers and Merchants Bank. Farmers and Merchants Bank was chartered in Maryland in 1919, and is currently celebrating 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30 and Route 795 corridors from Owings Mills, Maryland to the Pennsylvania State line. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, and Westminster. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through NASDAQ’s Over-The-Counter Bulletin Board under the symbol “FMFG.OB.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
	2019	2018
	(Unaudited)
Assets

Cash and due from banks	$20,088,893	$11,480,608
Federal funds sold and other interest-bearing deposits	6,724,288	3,137,629
Cash and cash equivalents	26,813,181	14,618,237
Certificate of deposit in other bank	100,000	100,000
Securities available for sale	30,601,771	26,591,991
Securities held to maturity	18,065,993	18,127,067
Equity security at fair value	514,717	503,827
Federal Home Loan Bank stock, at cost	503,700	575,800
Mortgage loans held for sale	417,465	573,638
Loans, less allowance for loan losses of $2,529,209 and $2,501,955	335,142,379	340,900,635
Premises and equipment	5,032,002	5,075,310
Accrued interest receivable	1,014,800	990,529
Deferred income taxes	1,100,714	1,179,454
Other real estate owned	210,150	210,150
Bank owned life insurance	7,093,740	7,053,354
Other assets	1,873,120	657,885
	$428,483,732	$417,157,877

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$60,431,904	$62,717,520
Interest-bearing	304,755,581	291,995,483
Total deposits	365,187,485	354,713,003
Securities sold under repurchase agreements	9,132,795	11,012,000
Federal Home Loan Bank of Atlanta advances	3,000,000	3,000,000
Accrued interest payable	350,206	311,489
Other liabilities	4,114,849	2,726,678
	381,785,335	371,763,170
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 1,682,997 shares in 2018 and 2017	16,830	16,830
Additional paid-in capital	27,324,794	27,324,794
Retained earnings	19,626,222	18,621,382
Accumulated other comprehensive loss	(269,449)	(568,299)
	46,698,397	45,394,707
	$428,483,732	$417,157,877

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

Three Months Ended March 31,	2019	2018

Interest income
Loans, including fees	$4,160,086	$3,933,155
Investment securities - taxable	152,317	154,860
Investment securities - tax exempt	160,607	142,763
Federal funds sold and other interest earning assets	74,526	26,968
Total interest income	4,547,536	4,257,746

Interest expense
Deposits	775,531	438,410
Securities sold under repurchase agreements	25,299	34,389
Federal Home Loan Bank advances and other borrowings	20,553	62,962
Total interest expense	821,383	535,761
Net interest income	3,726,153	3,721,985

Provision for loan losses	13,000	50,000

Net interest income after provision for loan losses	3,713,153	3,671,985

Noninterest income
Service charges on deposit accounts	152,060	161,840
Mortgage banking income	32,719	54,193
Bank owned life insurance income	40,386	39,905
Unrealized gain(loss) on equity security	7,845	(11,429)
Gain on sale of SBA loans	130,015	60,508
Other fees and commissions	29,371	35,263
Total noninterest income	392,396	340,280

Noninterest expense
Salaries	1,326,783	1,283,510
Employee benefits	381,964	367,454
Occupancy	214,420	177,533
Furniture and equipment	155,147	161,616
Other	676,972	639,177
Total noninterest expense	2,755,286	2,629,290

Income before income taxes	1,350,263	1,382,975
Income taxes	253,976	260,857
Net income	$1,096,287	$1,122,118

Earnings per share - basic and diluted	$0.65	$0.67